SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): May 28, 2003



                          Commission File No. 000-31727

                       TRANSFORM PACK INTERNATIONAL, INC.
        (Exact name of small business issuer as specified in its charter)


                        Minnesota                      41-1886254
                (State or Other Jurisdiction of       (IRS Employer
                Incorporation or Organization)   Identification No.)



                               929 Cedar Cove Road
                            Wellington, Florida 33414
                    (Address of principal executive offices)

                                 (561) 753-3804
                           (Issuer's telephone number)




           PO Box 1354, 310 Baig Blvd., Moncton, NB, Canada E1C 8T6 (Former name or former address, if changed since last report.)

Item 1. Changes In Control of Registrant
Item 2. Acquisition or Disposition of Assets

     On  May  28,  2003,  Transform  Pack  International,   Inc.  completed  the
previously announced and pending acquisition of Quantum HIPAA Consulting Group, Inc. (Quantum) a Florida Corporation, based in Wellington, Florida.

     Quantum HIPAA Consulting Group, Inc. is in the business of advising the health care industry on the implementation of regulations created to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA). Quantum is a development stage company that provides consultations, evaluations, surveys and compliance services to physicians and other ancillary health care providers, with consultants available nationwide.

     Currently there are over 1 million US businesses that have to comply with regulations that control privacy, uniform transaction standards and security of electronic and paper records in the United States and its territories. Industry experts estimate the cost of compliance with HIPAA will range from $8 billion
(US) to $40 billion (US).

     Transform Pack made the acquisition by issuing 27,000,000 shares of Common Stock ($0.004 par value) to Noel J. Guillama, the sole stockholder of Quantum, in exchange for all the issued and outstanding shares of Quantum. Mr. Guillama is now the direct and beneficial owner of approximately 84% of the issued and outstanding shares of Transform Pack. Prior to the acquisition of Quantum, there was no affiliation or other relationship between Transform Pack and Quantum or Mr. Guillama.

     On May 30,2003 Transform Pack sold its wholly owned subsidiary, Transform Pack, Inc, (TPI) to certain previous shareholders and investors of TPI. In exchange the purchasers returned to Transform Pack 7,000,000 common shares associated with the acquisition of TPI by Transform Pack in January of 2000. TPI and its shareholders have agreed to assume and indemnify Transform Pack for approximately $1,700,000 (Canadian) of TPI liabilities consisting of all operational debts of TPI, bank loans and shareholder loans. Transform Pack will retain approximately $100,000 (Canadian) that is subject to verification and adjustments, associated with the cost and operation of the public company

Item 5. Other Information

     In connection with the acquisition, Noel J. Guillama, the current Chairman of Quantum, was appointed to the Board of Directors of Transform Pack. He was also appointed President of Transform Pack. Mr. Guillama founded Quantum in 2001.

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

     Noel J. Guillama brings to Transform Pack extensive experience in mergers and acquisitions and in building fast growing integrated organizations. He has been involved in various industries ranging from print media, broadcasting, cable, real estate, construction and healthcare. He has served as an officer and/or director in various public companies, and was previously Founder, Chairman and CEO of Metropolitan Health Networks, Inc. (OTCBB: MDPA). Under Guillama's leadership Metropolitan grew from a startup to a company with $100 million (run-rate) in revenues at the time of his departure four years later. It's expected that Mr. Guillama will assume the role of Chairman at the next meeting of the Board of Directors.

     Over the last two years, Quantum has been developing a system to train consultants in the application of the HIPAA regulations dealing with Privacy. Quantum has negotiated an agreement with a large business-consulting firm in Chicago and has trained approximately 100 of its consultants, sales and development personnel in HIPAA privacy regulations. Quantum has also partnered with a public university to distribute an educational compact disk free of charge, that is designed to help educate the medical profession on HIPAA privacy regulations.

     Hans Meier resigned his positions as an officer and director of Transform Pack effective with the acquisition of Quantum.

     Transform Pack expects to add additional officers and Directors to the Board of Directors in the very near future. In addition Transform Pack is contemplating changing its name, reincorporating in a more business friendly state, a reversal of the Transform Pack's stock and/or increase the amount of authorized shares.

Item 7. Financial Statements And Exhibits.

Financial Statements and Pro Forma Financial Information

The financial statements of the acquired business and pro forma financial information giving effect to the transaction are not included in this report and Transform Pack intends to file such statements and information not later than 60 days after the date that this report on Form 8-K must be filed with the Securities and Exchange Commission.

Exhibits

      Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

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



SEC Ref. No                    Title of Document                  Location
-----------                    -----------------                  --------

2.1            Agreement and Plan of Exchange between Transform   Attached
               Pack, Quantum, and the Stockholder of Quantum dated
               May 28, 2003

2.2 Put Option Agreement pertaining to Transform Pack, Attached Inc., dated May 28, 2003

99.1           Press Release dated May 29, 2003                   Attached

99.2           Press Release dated June 2, 2003                   Attached


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Transform Pack International, Inc.

  Date:  June 5, 2003                /s/ Noel J. Guillama
                                     ------------------------
                                     Noel J. Guillama, President


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